EXHIBIT (D)(1)


                             AUCTION AGENT AGREEMENT

                                     between

                   DREYFUS STRATEGIC MUNICIPAL BOND FUND, INC.

                                       and

                              BANKERS TRUST COMPANY


                         Dated as of September __, 1999

                                   Relating to

                             AUCTION PREFERRED STOCK

                                       of

                   DREYFUS STRATEGIC MUNICIPAL BOND FUND, INC.

                                TABLE OF CONTENTS

                                                                           Page

I.  DEFINITIONS AND RULES OF CONSTRUCTION...................................1

   1.1 Terms Defined by Reference to the Articles Supplementary.............1
   1.2 Terms Defined Herein.................................................1
   1.3 Rules of Construction................................................2

II.  THE AUCTION............................................................3

   2.1 Purpose; Incorporation by Reference of Auction Procedures
        and Settlement Procedures...........................................3
   2.2 Preparation for Each Auction; Maintenance of Registry
        of Existing Holders.................................................3
   2.3 Auction Schedule.....................................................6
   2.4 Notice of Auction Results............................................7
   2.5 Broker-Dealers.......................................................7
   2.6 Ownership of Shares of APS and Submission of Bids by the
        Fund and its Affiliates.............................................8
   2.7 Access to and Maintenance of Auction Records.........................8

III.  THE AUCTION AGENT AS PAYING AGENT.....................................9

   3.1 The Paying Agent.....................................................9
   3.2 The Fund's Notices to the Paying Agent...............................9
   3.3 The Fund to Provide Funds for Dividends, Redemptions
        and Additional Dividends............................................9
   3.4 Disbursing Dividends, Redemption Price and Additional Dividends.....10

IV.  THE PAYING AGENT AS TRANSFER AGENT AND REGISTRAR......................10

   4.1 Original Issue of Stock Certificates................................10
   4.2 Registration of Transfer or Exchange of Shares......................11
   4.3 Removal of Legend...................................................11
   4.4 Lost, Stolen or Destroyed Stock Certificates........................11
   4.5 Disposition of Canceled Certificates; Record Retention..............12
   4.6 Stock Register......................................................12
   4.7 Return of Funds.....................................................12

V.  REPRESENTATIONS AND WARRANTIES.........................................12

   5.1 Representations and Warranties of the Fund..........................12
   5.2 Representations and Warranties of the Auction Agent.................13

VI.  THE AUCTION AGENT.....................................................14

   6.1 Duties and Responsibilities.........................................14
   6.2 Rights of the Auction Agent.........................................14
   6.3 Auction Agent's Disclaimer..........................................14
   6.4 Compensation, Expenses and Indemnification..........................15

VII.  MISCELLANEOUS........................................................15

   7.1 Term of Agreement...................................................15
   7.2 Communications......................................................16
   7.3 Entire Agreement....................................................17
   7.4 Benefits............................................................17
   7.5 Amendment; Waiver...................................................17
   7.6 Successors and Assigns..............................................18
   7.7 Severability........................................................18
   7.8 Execution in Counterparts...........................................18
   7.9 Governing Law.......................................................18

          THIS AUCTION AGENT AGREEMENT, dated as of September __, 1999, is between DREYFUS STRATEGIC MUNICIPAL BOND FUND, INC., a Maryland corporation (the "Fund"), and BANKERS TRUST COMPANY, a New York corporation.

          The Fund proposes to issue 2,480 shares of Series A preferred stock, 2,480 shares of Series B preferred stock and 2,480 shares of Series C preferred stock, par value $.001 per share, liquidation preference $25,000 per share (the "APS"), pursuant to the Fund's Articles Supplementary (as defined below). The Fund desires that Bankers Trust Company perform certain duties as agent in connection with each Auction of shares of APS (in such capacity, the "Auction Agent"), and as the transfer agent, registrar, dividend disbursing agent and redemption agent with respect to the shares of APS (in such capacity, the "Paying Agent"), upon the terms and conditions of this Agreement, and the Fund hereby appoints Bankers Trust Company as said Auction Agent and Paying Agent in accordance with those terms and conditions (hereinafter generally referred to as the "Auction Agent," except in Sections 3 and 4 below).

          NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the Fund and the Auction Agent agree as follows:

I.        DEFINITIONS AND RULES OF CONSTRUCTION.

          1.1 Terms Defined by Reference to the Articles Supplementary. Capitalized terms not defined herein shall have the respective meanings specified in the Articles Supplementary.

          1.2 Terms Defined Herein. As used herein and in the Settlement Procedures (as defined below), the following terms shall have the following meanings, unless the context otherwise requires:

               (a) "Affiliate" means any Person made known to the Auction Agent to be controlled by, in control of, or under common control with, the Fund or its successors.

               (b) "Agent Member" of any Person means such Person's agent member of the Securities Depository that will act on behalf of a Bidder.

               (c) " Articles Supplementary" means the Articles Supplementary of the Fund, establishing the powers, preferences and rights of the APS.

               (d) "Auction" has the meaning specified in Section 2.1 hereof.

               (e) "Auction Procedures" means the Auction Procedures that are set forth in Article THIRD, paragraph 10 of the Articles Supplementary.

               (f) "Authorized Officer" means each Managing Director, Vice President, Assistant Vice President, Assistant Secretary and Assistant Treasurer of the Auction Agent and every other officer or employee of the Auction Agent designated as an "Authorized Officer" for purposes hereof in a communication to the Fund.

               (g) "Broker-Dealer Agreement" means each agreement between the Auction Agent and a Broker-Dealer substantially in the form attached hereto as Exhibit A.

               (h) "Fee Schedule" means the separate writing to be signed by the Fund and the Auction Agent setting forth the details of the compensation to be paid to the Auction Agent for all services rendered by it under this Agreement and under the Broker-Dealer Agreement.

               (i) "Fund Officer" means the President, each Vice President, the Secretary, the Treasurer, each Assistant Secretary and each Assistant Treasurer of the Fund and every other officer or employee of the Fund designated as a "Fund Officer" for purposes hereof in a notice from the Fund to the Auction Agent.

               (j) "Holder" shall be a holder of record of one or more shares of APS, listed as such in the stock register maintained by the Paying Agent pursuant to Section 4.6 hereof.

               (k) "Settlement Procedures" means the Settlement Procedures attached as Exhibit A to the Broker-Dealer Agreement.

          1.3 Rules of Construction.

          Unless the context or use indicates another or different meaning or intent, the following rules shall apply to the construction of this Agreement:

               (a) Words importing the singular number shall include the plural number and vice versa.

               (b) The captions and headings herein are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

               (c) The words "hereof," "herein," "hereto," and other words of similar import refer to this Agreement as a whole.

               (d) All references herein to a particular time of day shall be to New York City time.


II.       THE AUCTION.

          2.1 Purpose; Incorporation by Reference of Auction Procedures and Settlement Procedures.

               (a) The Articles Supplementary provide that the Applicable Rate on shares of each series of APS, as the case may be, for each Dividend Period therefor after the Initial Dividend Period shall be the rate per annum that a commercial bank, trust company or other financial institution appointed by the Fund advises results from implementation of the Auction Procedures. The Board of Directors of the Fund has adopted a resolution appointing Deutsche Bank as Auction Agent for purposes of the Auction Procedures. The Auction Agent hereby accepts such appointment and agrees that, on each Auction Date, it shall follow the procedures set forth in this Section 2 and the Auction Procedures for the purpose of determining the Applicable Rate for the APS for the next Dividend Period therefor. Each periodic operation of such procedures is hereinafter referred to as an "Auction."

               (b) All of the provisions contained in the Auction Procedures and in the Settlement Procedures are incorporated herein by reference in their entirety and shall be deemed to be a part hereof to the same extent as if such provisions were set forth fully herein.

          2.2 Preparation for Each Auction; Maintenance of Registry of Existing Holders.

               (a) Pursuant to Section 2.5 hereof, the Fund shall not designate any Person to act as a Broker-Dealer without the prior written approval of the Auction Agent (which approval shall not be withheld unreasonably). As of the date hereof, the Fund shall provide the Auction Agent with a list of the Broker-Dealers previously approved by the Auction Agent and shall cause to be delivered to the Auction Agent for execution by the Auction Agent a Broker-Dealer Agreement signed by each such Broker-Dealer. The Auction Agent shall keep such list current and accurate and shall indicate thereon, or on a separate list, the identity of each Existing Holder, if any, whose most recent Order was submitted by a Broker-Dealer on such list and resulted in such Existing Holder continuing to hold or purchasing shares of APS. Not later than five Business Days prior to any Auction Date for which any change in such list of Broker-Dealers is to be effective, the Fund shall notify the Auction Agent in writing of such change and, if any such change is the addition of a Broker-Dealer to such list, the Fund shall cause to be delivered to the Auction Agent for execution by the Auction Agent a Broker-Dealer Agreement signed by such Broker-Dealer. The Auction Agent shall have entered into a Broker-Dealer Agreement with each Broker-Dealer prior to the participation of any such Broker-Dealer in any Auction.

               (b) In the event that the Auction Date for any Auction shall be changed after the Auction Agent shall have given the notice referred to in clause (vii) of paragraph (a) of the Settlement Procedures, the Auction Agent, by such means as the Auction Agent deems practicable, shall give notice of such change to the Broker-Dealers not later than the earlier of 9:15 A.M. on the new Auction Date or 9:15 A.M. on the old Auction Date.

               (c) The provisions contained in Article THIRD, paragraph 2 of the Articles Supplementary concerning Special Dividend Periods and the notification of a Special Dividend Period will be followed by the Fund and, to the extent applicable, the Auction Agent, and the provisions contained therein are incorporated herein by reference in their entirety and shall be deemed to be a part of this Agreement to the same extent as if such provisions were set forth fully herein.

               (d) (i) Except as otherwise provided in Article THIRD, paragraph 2 of the Articles Supplementary, whenever the Fund intends to include any net capital gains or other income subject to regular Federal income tax in any dividend on shares of APS, the Fund will notify the Auction Agent of the amount to be so included at least five Business Days prior to the Auction Date on which the Applicable Rate for such dividend is to be established. Whenever the Auction Agent receives such notice from the Fund, in turn it will notify each Broker-Dealer, who, on or prior to such Auction Date, in accordance with its Broker-Dealer Agreement, will notify its Beneficial Owners and Potential Beneficial Owners believed to be interested in submitting an Order in the Auction to be held on such Auction Date. Whenever the Fund includes any additional amounts in a dividend as provided in Article THIRD, paragraph 2 of the Articles Supplementary, the Fund will notify the Auction Agent of such additional amounts to be so included in such dividend at least five Business Days prior to the applicable Dividend Payment Date. Whenever the Auction Agent receives such notice from the Fund, in turn it will notify the Securities Depository and each Broker-Dealer, who, on or prior to the applicable Dividend Payment Date, in accordance with its Broker-Dealer Agreement, will notify its Beneficial Owners.

                    (ii) If the Fund makes a Retroactive Taxable Allocation, the Fund, within 90 days (and generally within 60 days) after the end of its fiscal year for which a Retroactive Taxable Allocation is made, will provide notice thereof to the Auction Agent and to each Holder (initially the Securities Depository) during such fiscal year at such Holder's address as the same appears or last appeared on the stock books of the Fund. The Fund, within 30 days after such notice is given to the Auction Agent, will pay to the Auction Agent (who then will distribute to such Holders), out of funds legally available therefor, a cash amount equal to the aggregate Additional Dividend with respect to all Retroactive Taxable Allocations made to such Holders during the fiscal year in question.

               (e) (i) On each Auction Date, the Auction Agent shall determine the Reference Rate and the Maximum Applicable Rate. If the Reference Rate is not quoted on an interest basis but is quoted on a discount basis, the Auction Agent shall convert the quoted rate to an Interest Equivalent, as set forth in Article THIRD, paragraph 1 of the Articles Supplementary; or, if the rate obtained by the Auction Agent is not quoted on an interest or discount basis, the Auction Agent shall convert the quoted rate to an interest rate after consultation with the Fund as to the method of such conversion. Not later than 9:30 A.M. on each Auction Date, the Auction Agent shall notify the Fund and the Broker-Dealers of the Reference Rate so determined and of the Maximum Applicable Rate.

                    (ii) If the Reference Rate is the applicable "AA" Composite Commercial Paper Rate and such rate is to be based on rates supplied by Commercial Paper Dealers and one or more of the Commercial Paper Dealers shall not provide a quotation for the determination of the applicable "AA" Composite Commercial Paper Rate, the Auction Agent immediately shall notify the Fund so that the Fund can determine whether to select a Substitute Commercial Paper Dealer or Substitute Commercial Paper Dealers to provide the quotation or quotations not being supplied by any Commercial Paper Dealer or Commercial Paper Dealers. The Fund promptly shall advise the Auction Agent of any such selection. If the Fund does not select any such Substitute Commercial Paper Dealer or Substitute Commercial Paper Dealers, then the rates shall be supplied by the remaining Commercial Paper Dealer or Commercial Paper Dealers.

                    (iii) If, after the date of this Agreement, there is any change in the prevailing rating of APS by Standard & Poor's Ratings Group (or substitute or successor rating agencies), thereby resulting in any change in the corresponding applicable percentage for the APS, as set forth in the definition of Maximum Application Rate (the "Percentage"), the Fund shall notify the Auction Agent in writing of such change in the Percentage prior to 9:00 A.M. on the Auction Date for APS next succeeding such change. The Percentage for the APS on the date of this Agreement is 110%. The Auction Agent shall be entitled to rely on the last Percentage of which it has received notice from the Fund (or, in the absence of such notice, the Percentage set forth in the preceding sentence) in determining the Maximum Applicable Rate as set forth in Section 2.2(e)(i) hereof.

               (f) (i) The Auction Agent shall maintain a current registry of the Existing Holders of the shares of APS for purposes of each Auction. The Fund shall use its best efforts to provide or cause to be provided to the Auction Agent within ten Business Days following the date of the Closing a list of the initial Existing Holders of APS, and the Broker-Dealer of each such Existing Holder through which such Existing Holder purchased such shares. The Auction Agent may rely upon, as evidence of the identities of the Existing Holders, such list, the results of each Auction and notices from any Existing Holder, the Agent Member of any Existing Holder or the Broker-Dealer of any Existing Holder with respect to such Existing Holder's transfer of any shares of APS to another Person.

                    (ii) In the event of any partial redemption of APS, upon notice by the Fund to the Auction Agent of such partial redemption, the Auction Agent promptly shall request the Securities Depository to notify the Auction Agent of the identities of the Agent Members (and the respective numbers of shares) from the accounts of which shares have been called for redemption and the person or department at such Agent Member to contact regarding such redemption, and at least two Business Days prior to the Auction preceding the date of redemption, the Auction Agent shall request each Agent Member so identified to disclose to the Auction Agent (upon selection by such Agent Member of the Existing Holders whose shares are to be redeemed) the number of shares of APS of each such Existing Holder, if any, to be redeemed by the Fund, provided that the Auction Agent has been furnished with the name and telephone number of a person or department at such Agent Member from which it is to request such information. In the absence of receiving any such information with respect to an Existing Holder, from such Existing Holder's Agent Member or otherwise, the Auction Agent may continue to treat such Existing Holder as having ownership of the number of shares of APS shown in the Auction Agent's registry of Existing Holders.

                    (iii) The Auction Agent shall register a transfer of the ownership of shares of APS from an Existing Holder to another Existing Holder, or to another Person if permitted by the Fund, only if (A) such transfer is made pursuant to an Auction or (B) if such transfer is made other than pursuant to an Auction, the Auction Agent has been notified of such transfer in writing in a notice substantially in the form of Exhibit C to the Broker-Dealer Agreements, by such Existing Holder or by the Agent Member of such Existing Holder. The Auction Agent is not required to accept any notice of transfer delivered for an Auction unless it is received by the Auction Agent by 3:00 P.M. on the Business Day next preceding the applicable Auction Date. The Auction Agent shall rescind a transfer made on the registry of the Existing Holders of any shares of APS if the Auction Agent has been notified in writing, in a notice substantially in the form of Exhibit D to the Broker-Dealer Agreement, by the Agent Member or the Broker-Dealer of any Person that (i) purchased any shares of APS and the seller failed to deliver such shares or (ii) sold any shares of APS and the purchaser failed to make payment to such Person upon delivery to the purchaser of such shares.

               (g) The Auction Agent may request that the Broker Dealers, as set forth in Section 3.2(c) of the Broker-Dealer Agreements, provide the Auction Agent with a list of their respective customers that such Broker-Dealers believe are Beneficial Owners of shares of APS. The Auction Agent shall keep confidential any such information and shall not disclose any such information so provided to any Person other than the relevant Broker-Dealer and the Fund, provided that the Auction Agent reserves the right to disclose any such information if it is advised by its counsel that its failure to do so would be unlawful.

          2.3 Auction Schedule.

          The Auction Agent shall conduct Auctions in accordance with the schedule set forth below. Such schedule may be changed by the Auction Agent with the consent of the Fund, which consent shall not be withheld unreasonably. The Auction Agent shall give notice of any such change to each Broker-Dealer. Such notice shall be received prior to the first Auction Date on which any such change shall be effective.


TIME                             EVENT

By 9:30 A.M.                     Auction Agent advises the Fund and the
                                 Broker-Dealers of the Reference Rate and the Maximum Applicable Rate as set forth in
                                 Section 2.2(e)(i) hereof.

9:30 A.M. - 1:30 P.M.            Auction Agent assembles information
                                 communicated to it by Broker-Dealers as
                                 provided in Article THIRD, paragraph 10 of the Articles Supplementary. Submission deadline is 1:00 P.M.

Not earlier than 1:30 P.M.       Auction Agent makes determinations pursuant
                                 to Article THIRD, paragraph 10 of the Articles
                                 Supplementary.


By approximately 3:00 P.M.       Auction Agent advises the Fund of the results
                                 of the Auction as provided in Article THIRD, paragraph 10 of the Articles Supplementary.

                                 Submitted Bids and Submitted Sell Orders are accepted and rejected in whole or in part and shares of APS allocated as provided in Article THIRD, paragraph 10 of the Articles Supplementary.

                                 Auction Agent gives notice of the Auction results as set forth in Section 2.4 hereof.


          2.4 Notice of Auction Results.

          On each Auction Date, the Auction Agent shall notify Broker-Dealers of the results of the Auction held on such date by telephone or through the Auction Agent's Auction Processing System as set forth in Paragraph (a) of the Settlement Procedures.

          2.5 Broker-Dealers.

               (a) Not later than 12:00 noon on each Auction Date, the Fund shall pay to the Auction Agent in Federal Funds or similar same-day funds an amount in cash equal to (i) in the case of any Auction Date immediately preceding a 28-Day Dividend Period, the product of (A) a fraction the numerator of which is the number of days in such Dividend Period (calculated by counting the first day of such Dividend Period but excluding the last day thereof) and the denominator of which is 360, times (B) 1/4 of 1%, times (C) $25,000 times
(D) the sum of the aggregate number of outstanding shares of APS for which the Auction is conducted and (ii) in the case of any Special Dividend Period, the amount determined by mutual consent of the Fund and the Broker-Dealers pursuant to Section 3.5 of the Broker-Dealer Agreements. The Auction Agent shall apply such moneys as set forth in Section 3.5 of the Broker-Dealer Agreements and shall thereafter remit to the Fund any remaining funds paid to the Auction Agent pursuant to this Section 2.5(a).

               (b) The Fund shall not designate any Person to act as a Broker-Dealer, or permit a Existing Holder or a Potential Beneficial Owner to participate in Auctions through any Person other than a Broker-Dealer, without the prior written approval of the Auction Agent, which approval shall not be withheld unreasonably. The Fund may designate an Affiliate or PaineWebber Incorporated to act as a Broker-Dealer.

               (c) The Auction Agent shall terminate any Broker-Dealer Agreement as set forth therein if so directed by the Fund.

               (d) Subject to Section 2.5(b) hereof, the Auction Agent from time to time shall enter into such Broker-Dealer Agreements as the Fund shall request.

               (e) The Auction Agent shall maintain a list of Broker-Dealers.

          2.6 Ownership of Shares of APS and Submission of Bids by the Fund and its Affiliates.

          Neither the Fund nor any Affiliate of the Fund may submit any Sell Order or Bid, directly or indirectly, in any Auction, except that an Affiliate of the Fund that is a Broker-Dealer may submit a Sell Order or Bid on behalf of a Beneficial Owner or a Potential Beneficial Owner. The Fund shall notify the Auction Agent if the Fund or, to the best of the Fund's knowledge, any Affiliate of the Fund becomes a Beneficial Owner of any shares of APS. Any shares of APS redeemed, purchased or otherwise acquired (i) by the Fund shall not be reissued, except in accordance with the requirements of the Securities Act of 1933, as amended, or (ii) by its Affiliates shall not be transferred (other than to the Fund). The Auction Agent shall have no duty or liability with respect to enforcement of this Section 2.6.

          2.7 Access to and Maintenance of Auction Records.

          The Auction Agent shall afford to the Fund, its agents, independent public accountants and counsel, access at reasonable times during normal business hours to review and make extracts or copies (at the Fund's sole cost and expense) of all books, records, documents and other information concerning the conduct and results of Auctions, provided that any such agent, accountant or counsel shall furnish the Auction Agent with a letter from the Fund requesting that the Auction Agent afford such person access. The Auction Agent shall maintain records relating to any Auction for a period of two years after such Auction (unless requested by the Fund to maintain such records for such longer period not in excess of four years, then for such longer period), and such records, in reasonable detail, shall accurately and fairly reflect the actions taken by the Auction Agent hereunder. The Fund agrees to keep confidential any information regarding the customers of any Broker-Dealer received from the Auction Agent in connection with this Agreement or any Auction, and shall not disclose such information or permit the disclosure of such information without the prior written consent of the applicable Broker-Dealer to anyone except such agent, accountant or counsel engaged to audit or review the results of Auctions as permitted by this Section 2.7, provided that the Fund reserves the right to disclose any such information if it is advised by its counsel that its failure to do so would (i) be unlawful or (ii) expose it to liability, unless the Broker-Dealer shall have offered indemnification satisfactory to the Fund. Any such agent, accountant or counsel, before having access to such information, shall agree to keep such information confidential and not to disclose such information or permit disclosure of such information without the prior written consent of the applicable Broker-Dealer, provided that such agent, accountant or counsel may reserve the right to disclose any such information if it is advised by its counsel that its failure to do so would (i) be unlawful or (ii) expose it to liability, unless the Broker-Dealer shall have offered indemnification satisfactory to such agent, accountant or counsel.


III.      THE AUCTION AGENT AS PAYING AGENT.

          3.1 The Paying Agent.

          The Fund's Board of Directors has adopted a resolution appointing Deutsche Bank as transfer agent, registrar, dividend disbursing agent and redemption agent for the Fund in connection with any shares of APS (in such capacity, the "Paying Agent"). The Paying Agent hereby accepts such appointment and agrees to act in accordance with its standard procedures and the provisions of the Articles Supplementary which are specified herein with respect to the shares of APS and as set forth in this Section 3.

          3.2 The Fund's Notices to the Paying Agent.

          Whenever any shares of APS are to be redeemed, the Fund promptly shall deliver to the Paying Agent a Notice of Redemption at least five Business Days prior to the date such Notice of Redemption is required to be mailed pursuant to the Articles Supplementary. The Paying Agent shall have no responsibility to confirm or verify the accuracy of any such Notice.

          3.3 The Fund to Provide Funds for Dividends, Redemptions and Additional Dividends.

               (a) Not later than noon on each Dividend Payment Date, the Fund shall deposit with the Paying Agent an aggregate amount of Federal Funds or similar same-day funds equal to the declared dividends to be paid to Holders on such Dividend Payment Date, and shall give the Paying Agent irrevocable instructions to apply such funds to the payment of such dividends on such Dividend Payment Date.

               (b) If the Fund shall give a Notice of Redemption, then by noon of the date fixed for redemption, the Fund shall deposit in trust with the Paying Agent an aggregate amount of Federal Funds or similar same-day funds sufficient to redeem such shares of APS called for redemption and shall give the Paying Agent irrevocable instructions and authority to pay the redemption price to the Holders of shares of APS called for redemption upon surrender of the certificate or certificates therefor.

               (c) If the Fund provides notice to the Auction Agent of a Retroactive Taxable Allocation, the Fund, within 30 days after such notice is given and by noon of the date fixed for payment of an Additional Dividend, shall deposit in trust with the Paying Agent an aggregate amount of Federal Funds or similar same-day funds equal to such Additional Dividend and shall give the Paying Agent irrevocable instructions and authority to pay the Additional Dividend to Holders (or former Holders) entitled thereto.

          3.4 Disbursing Dividends, Redemption Price and Additional Dividends.

          After receipt of the Federal Funds or similar same-day funds and instructions from the Fund described in Sections 3.3(a), (b) and (c) above, the Paying Agent shall pay to the Holders (or former Holders) entitled thereto (i) on each corresponding Dividend Payment Date, dividends on the shares of APS,
(ii) on any date fixed for redemption, the redemption price of any shares of APS called for redemption and (iii) on the date fixed for payment of an Additional Dividend, such Additional Dividend. The amount of dividends for any Dividend Period to be paid by the Paying Agent to Holders will be determined by the Fund as set forth in Article THIRD, paragraph 2 of the Articles Supplementary. The redemption price to be paid by the Paying Agent to the Holders of any shares of APS called for redemption will be determined as set forth in Article THIRD, paragraph 4 of the Articles Supplementary. The amount of Additional Dividends to be paid by the Paying Agent in the event of a Retroactive Taxable Allocation to Holders will be determined by the Fund pursuant to Article THIRD, paragraph 2(e) of the Articles Supplementary. The Fund shall notify the Paying Agent in writing of a decision to redeem any shares of APS on or prior to the date specified in
Section 3.2 above, and such notice by the Fund to the Paying Agent shall contain the information required to be stated in a Notice of Redemption required to be mailed by the Fund to such Holders. The Paying Agent shall have no duty to determine the redemption price and may rely on the amount thereof set forth in a Notice of Redemption.


IV.       THE PAYING AGENT AS TRANSFER AGENT AND REGISTRAR.

          4.1 Original Issue of Stock Certificates.

          On the Date of Original Issue for any share of APS, one certificate for each series of APS shall be issued by the Fund and registered in the name of Cede & Co., as nominee of the Securities Depository, and countersigned by the Paying Agent. The Fund will give the Auction Agent prior written notice and instruction as to the issuance and redemption of APS.

          4.2 Registration of Transfer or Exchange of Shares.

          Except as provided in this Section 4.2, the shares of each series of APS shall be registered solely in the name of the Securities Depository or its nominee. If the Securities Depository shall give notice of its intention to resign as such, and if the Fund shall not have selected a substitute Securities Depository acceptable to the Paying Agent prior to such resignation, then upon such resignation, the shares of each series of APS, if any, at the Fund's request, may be registered for transfer or exchange, and new certificates thereupon shall be issued in the name of the designated transferee or transferees, upon surrender of the old certificate in form deemed by the Paying Agent properly endorsed for transfer with (a) all necessary endorsers' signatures guaranteed in such manner and form as the Paying Agent may require by a guarantor reasonably believed by the Paying Agent to be responsible, (b) such assurances as the Paying Agent shall deem necessary or appropriate to evidence the genuineness and effectiveness of each necessary endorsement and (c) satisfactory evidence of compliance with all applicable laws relating to the collection of taxes in connection with any registration of transfer or exchange or funds necessary for the payment of such taxes. If the certificate or certificates for shares of APS are not held by the Securities Depository or its nominee, payments upon transfer of shares in an Auction shall be made in Federal Funds or similar same-day funds to the Auction Agent against delivery of certificates therefor.

          4.3 Removal of Legend.

          Any request for removal of a legend indicating a restriction on transfer from a certificate evidencing shares of APS shall be accompanied by an opinion of counsel stating that such legend may be removed and such shares may be transferred free of the restriction described in such legend, said opinion to be delivered under cover of a letter from a Fund Officer authorizing the Paying Agent to remove the legend on the basis of said opinion.

          4.4 Lost, Stolen or Destroyed Stock Certificates.

          The Paying Agent shall issue and register replacement certificates for certificates represented to have been lost, stolen or destroyed, upon the fulfillment of such requirements as shall be deemed appropriate by the Fund and by the Paying Agent, subject at all times to provisions of law, the By-Laws of the Fund governing such matters and resolutions adopted by the Fund with respect to lost, stolen or destroyed securities. The Paying Agent may issue new certificates in exchange for and upon the cancellation of mutilated certificates. Any request by the Fund to the Paying Agent to issue a replacement or new certificate pursuant to this Section 4.4 shall be deemed to be a representation and warranty by the Fund to the Paying Agent that such issuance will comply with provisions of applicable law and the By-Laws and resolutions of the Fund.

          4.5 Disposition of Canceled Certificates; Record Retention.

          The Paying Agent shall promptly transmit to the Fund stock certificates which have been canceled in transfer or in exchange and accompanying documentation. The Fund, at its expense, shall retain such records for a minimum additional period of six calendar years from the date of delivery of the records to the Fund and shall make such records available during this period at any time, or from time to time, for reasonable periodic, special, or other examinations by representatives of the Securities and Exchange Commission. The Fund also shall undertake to furnish to the Securities and Exchange Commission, upon demand, either at their principal office or at any regional office, complete, correct and current hard copies of any and all such records. Thereafter, such records shall not be destroyed by the Fund without the approval of the Paying Agent, which approval shall not be withheld unreasonably, but will be safely stored for possible future reference.

          4.6 Stock Register.

          The Paying Agent shall maintain the stock register, which shall contain a list of the Holders, the number of shares held by each Holder and the address of each Holder. The Paying Agent shall record in the stock register any change of address of a Holder upon notice by such Holder. In case of any written request or demand for the inspection of the stock register or any other books of the Fund in the possession of the Paying Agent, the Paying Agent will notify the Fund and secure instructions as to permitting or refusing such inspection. The Paying Agent reserves the right, however, to exhibit the stock register or other records to any person in case it is advised by its counsel that its failure to do so would (i) be unlawful or (ii) expose it to liability, unless the Fund shall have offered indemnification satisfactory to the Paying Agent.

          4.7 Return of Funds.

          Any funds deposited with the Paying Agent by the Fund for any reason under this Agreement, including for the payment of dividends or the redemption of APS, that remain with the Paying Agent after 12 months shall be repaid to the Fund upon written request by the Fund.


V.        REPRESENTATIONS AND WARRANTIES.

          5.1 Representations and Warranties of the Fund.

          The Fund represents and warrants to the Auction Agent that:

               (i) the Fund is duly organized and is validly existing as a corporation in good standing under the laws of the State of Maryland, and has full power to execute and deliver this Agreement and to authorize, create and issue the shares of APS;

               (ii) the Fund is registered with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended, as a closed-end, non-diversified, management investment company;

               (iii) this Agreement has been duly and validly authorized, executed and delivered by the Fund and constitutes the legal, valid and binding obligation of the Fund, enforceable against the Fund in accordance with its terms, subject as to such enforceability to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general equitable principles;

               (iv) the forms of the certificates evidencing the shares of APS comply with all applicable laws of the State of Maryland;

               (v) the shares of APS have been duly and validly authorized by the Fund and, upon completion of the initial sale of the shares of APS and receipt of payment therefor, will be validly issued, fully paid and nonassessable;

               (vi) at the time of the offering of the shares of APS, the shares offered will be registered under the Securities Act of 1933, as amended, and no further action by or before any governmental body or authority of the United States or of any state thereof is required in connection with the execution and delivery of this Agreement or will be required in connection with the issuance of the shares of APS, except such action as required by applicable state securities laws, all of which action will have been taken;

               (vii) the execution and delivery of this Agreement and the issuance and delivery of the shares of APS do not and will not conflict with, violate, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, the Fund's Articles of Incorporation, By-Laws or Articles Supplementary, any law or regulation applicable to the Fund, any order or decree of any court or public authority having jurisdiction over the Fund, or any mortgage, indenture, contract, agreement or undertaking to which the Fund is a party or by which it is bound; and

               (viii) no taxes are payable upon or in respect of the execution of this Agreement or will be payable upon or in respect of the issuance of the shares of APS.

          5.2 Representations and Warranties of the Auction Agent.

          The Auction Agent represents and warrants to the Fund that the Auction Agent is duly organized and is validly existing as a corporation in good standing under the laws of New York, and has the corporate power to enter into and perform its obligations under this Agreement.


VI.       THE AUCTION AGENT.

          6.1 Duties and Responsibilities.

             (a) The Auction Agent is acting solely as agent for the Fund hereunder and owes no fiduciary duties to any Person except as provided by this Agreement.

             (b) The Auction Agent undertakes to perform such duties and only such duties as are set forth specifically in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Auction Agent.

             (c) In the absence of bad faith or negligence on its part, the Auction Agent shall not be liable for any action taken, suffered or omitted by it or for any error of judgment made by it in the performance of its duties under this Agreement. The Auction Agent shall not be liable for any error of judgment made in good faith unless the Auction Agent shall have been negligent in ascertaining (or failing to ascertain) the pertinent facts.

          6.2 Rights of the Auction Agent.

             (a) The Auction Agent may rely upon, and shall be protected in acting or refraining from acting upon, any communication authorized hereby and any written instruction, notice, request, direction, consent, report, certificate, share certificate or other instrument, paper or document reasonably believed by it to be genuine. The Auction Agent shall not be liable for acting upon any telephone communication authorized hereby which the Auction Agent believes in good faith to have been given by the Fund or by a Broker-Dealer. The Auction Agent may record telephone communications with the Fund or with the Broker-Dealers or with both.

             (b) The Auction Agent may consult with counsel of its choice, and the written advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

             (c) The Auction Agent shall not be required to advance, expend or risk its own funds or otherwise incur or become exposed to financial liability in the performance of its duties hereunder. The Auction Agent shall be under no liability for interest on any money received by it hereunder except as otherwise agreed in writing with the Fund.

             (d) The Auction Agent may perform its duties and exercise its rights hereunder either directly or by or through agents or attorneys.

          6.3 Auction Agent's Disclaimer.

          The Auction Agent makes no representation as to the validity, accuracy or the adequacy of this Agreement, the Broker-Dealer Agreements or the APS.

          6.4 Compensation, Expenses and Indemnification.

          (a) The Fund shall pay to the Auction Agent from time to time reasonable compensation for all services rendered by it under this Agreement and under the Broker-Dealer Agreements as set forth in the Fee Schedule, subject to adjustments if the APS no longer are held of record by the Securities Depository or its nominee or if there shall be such other change as shall increase materially the Auction Agent's obligations hereunder or under the Broker-Dealer Agreements.

             (b) The Fund shall reimburse the Auction Agent upon its request for all reasonable expenses, disbursements and advances incurred or made by the Auction Agent in accordance with any provision of this Agreement and of the Broker-Dealer Agreements (including the reasonable compensation, expenses and disbursements of its agents and counsel), except any expense, disbursement or advance attributable to its negligence or bad faith.

             (c) The Fund shall indemnify the Auction Agent for, and hold it harmless against, any loss, liability or expense incurred without negligence or bad faith on its part arising out of or in connection with its agency under this Agreement and under the Broker-Dealer Agreements, including the costs and expenses of defending itself against any claim of liability in connection with its exercise or performance of any of its duties hereunder and thereunder, except such as may result from its negligence or bad faith.


VII.      MISCELLANEOUS.

          7.1 Term of Agreement.

             (a) The term of this Agreement is unlimited unless it shall be terminated as provided in this Section 7.1. The Fund may terminate this Agreement at any time by so notifying the Auction Agent, provided that if any APS remain outstanding the Fund shall have entered into an agreement in substantially the form of this Agreement with a successor auction agent. The Auction Agent may terminate this Agreement upon prior notice to the Fund on the date specified in such notice, which date shall be no earlier than 60 days after delivery of such notice. If the Auction Agent resigns while any shares of APS remain outstanding, the Fund shall use its best efforts to enter into an agreement with a successor auction agent containing substantially the same terms and conditions as this Agreement.

             (b) Except as otherwise provided in this Section 7.1(b), the respective rights and duties of the Fund and the Auction Agent under this Agreement shall cease upon termination of this Agreement. The Fund's representations, warranties, covenants and obligations to the Auction Agent under Sections 5 and 6.4 hereof shall survive the termination hereof. Upon termination of this Agreement, the Auction Agent shall (i) resign as Auction Agent under the Broker-Dealer Agreements, (ii) at the Fund's request, deliver promptly to the Fund copies of all books and records maintained by it in connection with its duties hereunder, and (iii) at the request of the Fund, transfer promptly to the Fund or to any successor auction agent any funds deposited by the Fund with the Auction Agent (whether in its capacity as Auction Agent or as Paying Agent) pursuant to this Agreement which have not been distributed previously by the Auction Agent in accordance with this Agreement.

          7.2 Communications.

          Except for (i) communications authorized to be made by telephone pursuant to this Agreement or the Auction Procedures and (ii) communications in connection with Auctions (other than those expressly required to be in writing), all notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given to such party at its address or telecopier number set forth below:

If to the Fund, addressed to:


                                    Dreyfus Municipal Income, Inc.
                                    c/o The Dreyfus Corporation
                                    200 Park Avenue
                                    New York, New York  10166
                                    Attention:  Secretary
                                    Telephone No.:  (212) 922-7000


                                    If to the Auction Agent, addressed to:


                                    Bankers Trust Company
                                    Four Albany Street
                                    New York, NY  10006
                                    Attention:  Auction Rate Securities
                                    Telecopier No.:  (212) 250-6215
                                    Telephone No.:  (212) 250-6850


or such other address or telecopier number as such party hereafter may specify for such purpose by notice to the other party. Each such notice, request or communication shall be effective when delivered at the address specified herein. Communications shall be given on behalf of the Fund by a Fund Officer and on behalf of the Auction Agent by an Authorized Officer.

          7.3 Entire Agreement.

          This Agreement contains the entire agreement between the parties relating to the subject matter hereof, and there are no other representations, endorsements, promises, agreements or understandings, oral, written or inferred, between the parties relating to the subject matter hereof, except for agreements relating to the compensation of the Auction Agent.

          7.4 Benefits.

          Nothing herein, express or implied, shall give to any Person, other than the Fund, the Auction Agent and their respective successors and assigns, any benefit of any legal or equitable right, remedy or claim hereunder.

          7.5 Amendment; Waiver.

             (a) This Agreement shall not be deemed or construed to be modified, amended, rescinded, canceled or waived, in whole or in part, except by a written instrument signed by a duly authorized representative of the party to be charged. The Fund shall notify the Auction Agent of any change in the Articles Supplementary prior to the effective date of any such change. If any such change in the Articles Supplementary materially increases the Auction Agent's obligations hereunder, the Fund shall obtain the written consent to the Auction Agent prior to the effective date of such change.

             (b) Failure of either party hereto to exercise any right or remedy hereunder in the event of a breach hereof by the other party shall not constitute a waiver of any such right or remedy with respect to any subsequent breach.

          7.6 Successors and Assigns.

          This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the respective successors and permitted assigns of each of the Fund and the Auction Agent. This Agreement may not be assigned by either party hereto absent the prior written consent of the other party, which consent shall not be withheld unreasonably.

          7.7 Severability.

          If any clause, provision or section hereof shall be ruled invalid or unenforceable by any court of competent jurisdiction, the invalidity or unenforceability of such clause, provision or section shall not affect any of the remaining clauses, provisions or sections hereof.

          7.8 Execution in Counterparts.

          This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

          7.9 Governing Law.

          This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed in said state.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date first above written.

                                     DREYFUS STRATEGIC MUNICIPAL BOND FUND, INC.


                                     By:_____________________________________
                                        Name:
                                        Title:



                                     BANKERS TRUST COMPANY


                                     By:_____________________________________
                                        Name:
                                        Title: